Exhibit 99.1

WESTWOOD ONE, INC.
ANNOUNCES PLANS TO RECONVENE
SPECIAL MEETING OF STOCKHOLDERS

— The Company Will Provide Supplemental Information on Outstanding Proposals —

New York, NY – Friday, June 26, 2009 - Westwood One, Inc. (OTCBB: WWON) announced today that it would reconvene its special meeting of stockholders (“Special Meeting”) held earlier today. The Special Meeting was adjourned to provide the Company’s stockholders with supplemental information concerning the proposals in the Proxy Statement and, if necessary, to file an amendment to the Proxy Statement.

The Company’s stockholders approved adjourning the Special Meeting as to Proposals 1, 2, 3, 4 and 5 as set forth in its proxy statement dated June 4, 2009 (the “Proxy Statement”). The proposals are to (1) amend the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) to increase the number of authorized shares of common stock from 300,000,000 to 5,000,000,000, (2) amend the Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding common stock at a ratio of two hundred to one (200:1), (3) amend the Certificate of Incorporation to define the term “Continuing Directors” that is used but not currently defined in the Certificate of Incorporation, (4) amend the Certificate of Incorporation to delete Article Sixteenth of the Certificate of Incorporation that sets forth higher approval thresholds than those required under the Delaware General Corporation Law with respect to certain amendments of the Certificate of Incorporation, and (5) amend the Certificate of Incorporation to delete the provision in Article Seventeenth relating to Article Sixteenth should the proposal to delete Article Sixteenth as set forth in Proposal 4 be approved.

A motion was approved to adjourn the Special Meeting without taking action on any of the proposals in the Proxy Statement.

The reconvened Special Meeting will be held at such date, time and place as shall be determined by the Company’s Board of Directors and noticed to the stockholders. Only stockholders of record at the close of business on June 3, 2009, the original record date, remain entitled to vote at the reconvened Special Meeting. Valid proxies submitted by the Company’s stockholders prior to the June 26, 2009 meeting will continue to be valid for the purpose of the reconvened meeting unless revoked as provided in the Proxy Statement.

About Westwood One

Westwood One (OTCBB: WWON) is the largest independent provider of network radio programming and the largest provider of traffic information in the U.S. Westwood One serves more than 5,000 radio and TV stations in the U.S. Westwood One provides over 150 news, sports, music, talk and entertainment programs, features and live events to numerous media partners. Through its Metro Traffic division, Westwood One provides traffic reporting and local news, sports and weather to over 2,200 radio and TV stations. Westwood One also provides digital and other cross-platform delivery of its network and Metro content.

Press Contact:
Peter Sessa
Westwood One
(212) 641.2053
peter_sessa@westwoodone.com